SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934.
                                (Amendment No. )

Filed by the Registrant  [x]

Filed by a Party other than the  Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2)
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          PEOPLES BANCORPORATION, INC.

                (Name of Registrant as Specified In Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:



     2)   Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



     4)   Proposed maximum aggregate value of transaction:



     5)   Total fee paid



[ ]   Fee paid previously with preliminary materials



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                          PEOPLES BANCORPORATION, INC.
                              1814 East Main Street
                          Easley, South Carolina 29640

                    Notice of Annual Meeting of Shareholders
                                 April 12, 1999

TO OUR SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Peoples Bancorporation, Inc. (the "Company") will be held on Monday, April 12, 1999 at 10:00 a.m., at Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640, for the following purposes:

        (1) To elect four directors to serve for terms of three years until their successors are elected and qualified; and

        (2) To conduct such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on March 1, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

     A proxy statement and proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you are a record owner of shares and attend the meeting, you may, if you wish, withdraw your proxy and vote in person.


                       BY ORDER OF THE BOARD OF DIRECTORS



                       Robert E. Dye
                       Chairman of the Board, President
                       and Chief Executive Officer

March 15, 1999
Easley, South Carolina

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                          PEOPLES BANCORPORATION, INC.
                              1814 East Main Street
                          Easley, South Carolina 29640


                              --------------------
                                 PROXY STATEMENT
                              --------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorporation, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640 on Monday April 12, 1999 at 10:00 a.m., and any adjournments or postponements thereof, for the purposes set forth in the Notice of Annual Meeting accompanying this Proxy Statement. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone or other electronic means. This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about March 15, 1999. As used herein, the term "Banks" means The Peoples National Bank, Bank of Anderson, N. A. and Seneca National Bank, the wholly owned subsidiaries of the Company.

                                  ANNUAL REPORT

     The Annual Report to Shareholders covering the Company's fiscal year ended December 31, 1998, including financial statements, is enclosed herewith. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

                              REVOCABILITY OF PROXY

     Any proxy given pursuant to this solicitation may be revoked by any record shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked by the record shareholder prior to the meeting by delivering to R. Riggie Ridgeway, Secretary of the Company, 1814 East Main Street, Easley, South Carolina 29640, an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Written notice of revocation of a proxy or delivery of a later dated proxy will be effective upon receipt by the Company. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

                                QUORUM AND VOTING

     Only shareholders of record on March 1, 1999 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 2,840,001 shares of common stock, par value $1.67 per share. Each share outstanding will be entitled to one vote on each matter submitted to the annual meeting.

     A majority of the shares entitled to be voted at the annual meeting constitutes a quorum. If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" and shares that are not voted, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the annual meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time. If the meeting is to be reconvened within thirty days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

     If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the annual meeting. Cumulative voting is permitted. See "CUMULATIVE VOTING RIGHTS." Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors. If a quorum is present, all other matters that may be considered and acted upon at the Annual Meeting will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares of Common Stock voted against the matter.

                            CUMULATIVE VOTING RIGHTS

     Each holder of shares is entitled to cumulate his votes for election of directors. Votes may be cumulated in the following ways: (1) giving one nominee as many votes as the number of directors to be elected, multiplied by the number of shares owned, or (2) distributing votes on the same principle among any number of nominees.

     Conditions precedent to the exercise of cumulative voting are either: (1) giving written notice of intention to vote cumulatively to the Secretary of the Company not less than forty-eight hours before the time of the meeting; or (2) announcing the intention to vote cumulatively at the meeting before voting for directors begins. Once a shareholder gives notice of intention to vote cumulatively, all shareholders entitled to vote at the meeting may cumulate their votes. If notice is given at the meeting, the presiding officer may, or if requested by any shareholder, shall recess the meeting for a period not to exceed two hours.

     If shares are voted cumulatively, the designated proxy agents will cumulate the votes represented by such proxies in such manner as necessary to elect the greatest possible number of management nominees.

                       ACTIONS TO BE TAKEN BY THE PROXIES

     The persons named as proxies were selected by the Board of Directors of the Company. When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting. Unless the shareholder otherwise specifies therein, each proxy will be voted "FOR" the election of the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the shareholder's specifications. As to any other matter of business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same, but the Board of Directors does not know of any such other business.

                              SHAREHOLDER PROPOSALS

     Any shareholder desiring to submit proposals for the consideration of the shareholders at the next Annual Meeting may do so by sending them in writing to
R. Riggie Ridgeway, Secretary, Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640. Such written proposals must be received prior to November 17, 1999, for inclusion, if otherwise appropriate, in the Company's Proxy Statement and form of Proxy relating to that meeting. With respect to any shareholder proposal not received by the Company prior to January 31, 2000, proxies solicited by management of the Company will be voted on the proposal in the discretion of the designated proxy agents.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of twelve directors. The Company's Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company's Board of Directors are elected each year at the Company's Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the Annual Meeting are elected for a new three-year term. The Board of Directors has nominated the four directors whose terms expire at the Annual Meeting to be re-elected for additional three-year terms. The Board of Directors recommends the election of the four nominees listed below. In the event that any such nominee is not available to serve as a director as a result of any unforeseen contingency, the persons acting under the proxy intend to vote, in his stead, for such other person as the Board of Directors may recommend.

     Information about the four nominees and about the directors whose terms will continue after the Annual Meeting is set forth below.

              Nominees for Re-Election for Terms to Expire in 2002

     Garnet A. Barnes, age 74, has been President of Barnes Real Estate, Inc. since 1964. In addition, Mr. Barnes is President of Insurance Investment, Inc. and Smithfields Development Corporation and Vice President and Secretary of Pinnacle Associates. Mr. Barnes has been a director since 1992.

     Charles E. Dalton, age 56, has been President and Chief Executive Officer of Blue Ridge Electric Cooperative, located in Pickens, South Carolina, since 1982. Mr. Dalton is past president of the Association of Electric Cooperatives of South Carolina. Mr. Dalton has been a director since 1992.

     Robert E. Dye, Sr., age 57, has served as Chairman of the Board and Chief Executive Officer of The Peoples National Bank since August 1986. Mr. Dye served as President of Peoples National Bank from 1986 through 1995. Prior to joining Peoples National Bank, Mr. Dye served as Chairman of the Board and Chief Executive Officer of Carolina National Bank until 1983 when C & S National Bank of South Carolina acquired the bank. Mr. Dye served as Senior Vice President/Regional Executive for C & S until 1985 when he resigned to organize the Peoples National Bank. Mr. Dye has also served as Chairman of the Board of Bank of Anderson, N. A., since its formation in September 1998, and Seneca National Bank, since its formation in February 1999, both of which are subsidiaries of the Company. Mr. Dye has served as Chairman, Chief Executive Officer and President of the Company since its formation in 1992. Mr. Dye has been a director since 1992.

     R. Riggie Ridgeway, age 52, served as Executive Vice President, Senior Loan Officer and a director of The Peoples National Bank from 1986 through 1995. Mr. Ridgeway was promoted to President of Peoples National Bank in 1996, and continues to serve as a director. Mr. Ridgeway, who has been involved in the banking industry for over 27 years, served as Vice President of Commercial Banking at American Federal Savings Bank, N. A. from 1983 to 1986. Mr. Ridgeway has been a director since 1992.

                      Directors Whose Terms Expire in 2000

     William A. Carr, age 72, has served as mayor of the City of Easley, South Carolina since 1983. Mr. Carr has been a director since 1992.

     Robert E. Dye, Jr., age 31, has served as Director of Expansion and Development for the Bank and Company since November 1997. Prior to joining the Bank, Mr. Dye was Vice President at Britt, Peters & Associates, Inc., an engineering firm in Greenville, South Carolina. Mr. Dye also served as an engineer for South Carolina operations of Vulcan Materials Company. Mr. Dye has been a director since 1997.

     W. Rutledge Galloway, age 55, has been President of Galloway-Tripp, Inc., a commercial insulation contractor, since 1972. Mr. Galloway also serves as director of the Greenville, South Carolina Home Builders Association. Mr. Galloway has been a director since 1992.

     E. Smyth McKissick, III, age 41, has been President of Alice Manufacturing Company, a textile manufacturing company, since 1988. Mr. McKissick is a member of the Board of Directors of the South Carolina Manufacturers Alliance and the American Textile Manufacturers Institute. In addition, Mr. McKissick is on the Board of Trustees of the Institute of Textile Technology. Mr. McKissick has been a director since 1993.

                      Directors Whose Terms Expire in 2001

     Eugene W. Merritt, Jr., age 54, has been co-owner and President of Merritt Brothers, Inc., a commercial landscape company, since 1971. In addition, Mr. Merritt is a co-owner of Merritt Brothers Tree Farm located in Easley, South Carolina. Mr. Merritt is currently serving as a member of the Board of Directors of the Ag First Farm Credit Bank in Columbia, South Carolina. Mr. Merrit has been a director since 1993.

     George B. Nalley, Jr., age 60, has been Managing Partner of Nalley Commercial Properties since 1964 and is also President of Easley Lumber Company, Quality Construction Company, Nalley Construction Company and Town N' Country Realty, Inc., each of which is located in the Easley, South Carolina area. Mr. Nalley has been a director since 1992.

     Nell W. Smith, age 70, served as a South Carolina State Senator from 1981 to 1993. Ms. Smith is currently serving on the Clemson University Board of Nursing and as a board member of the Alliance for South Carolina Children. Ms. Smith also serves on the Intergenerational Board for At Risk Youth, the South Carolina State Board of Education, the South Carolina State United Fund and the Office of the South Carolina Governor's "Link" program. Ms. Smith has been a director since 1992.

     A. J. Thompson, Jr., M. D., age 51, has practiced ophthalmology in Easley, South Carolina since 1981, and is a principal and former director of the Jervey Eye Group, P. A. Mr. Thompson has been a director since 1992.

     Robert E. Dye, Jr. is the son of Robert E. Dye, Sr.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 1, 1999 with respect to ownership of the outstanding common stock of the Company by (i) all persons known to the Company to own beneficially more than five percent (5%) of the outstanding common stock of the Company, (ii) each director of the Company, and (iii) all directors and executive officers of the Company as a group:


                                             Shares of
        Name (and address of 5%            Common Stock                Exercisable             Percent
           Beneficial Owner)            Beneficially Owned(1)         Stock Options           of Total
---------------------------------     ------------------------     ---------------------    --------------

Garnet A. Barnes                               65,096(2)                  11,025                2.17%
William A. Carr                                13,198                     11,025                   *
Charles E. Dalton                               9,653(3)                   6,037                   *
Robert E. Dye, Sr.                            264,415                     29,172                8.82%
   1814 East Main Street
   Easley, SC 29640

Robert E. Dye, Jr.                             86,240(4)                     394                2.88%
W. Rutledge Galloway                           55,248(5)                  11,025                1.84%
E. Smyth McKissick                             45,598                      6,037                1.52%
Eugene W. Merritt, Jr.                         19,165                      6,037                   *
George B. Nalley, Jr.                          70,194(6)                  11,025                2.34%
R. Riggie Ridgeway                             50,252(7)                  10,210                1.68%
Nell W. Smith                                  19,462                     11,025                  *
A. J. Thompson, Jr., M.D.                      72,957(8)                  11,025                2.43%

Directors and Executive Officers as a         796,739                    127,903               26.57%
Group (14 persons)

*  Less than 1%.
Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares.

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for purposes of computing the percentage ownership of any other person. The numbers of shares beneficially owned set forth in this column include the currently exercisable options in the next column.
(2) Includes 28,455 shares owned by Mr. Barnes' wife. (3) Includes 1,575 shares owned jointly with Mr. Dalton's wife.
(4) Includes 4,034 shares owned jointly with Mr. Dye's wife, 6,460 shares owned by Mr. Dye's wife and 2,334 shares held by Mr. Dye's minor children.
(5) Includes 16,800 shares owned jointly with Mr. Galloway's wife and 27,423 shares held in the name of Galloway-Tripp, Inc. Profit Sharing Plan for the benefit of Mr. Galloway. Mr. Galloway is the President of Galloway-Tripp, Inc.
(6) Includes 12,660 shares owned by Mr. Nalley's wife and an aggregate of 21,652 shares held in two trusts administered by Mr. Nalley.
(7)  Includes 10,920 shares held jointly with Mr. Ridgeway's wife.
(8) Includes 17,755 shares held by Dr. Thompson's wife and 10,987 shares held by Dr. Thompson's son.

                BOARD COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

     The Board of Directors of the Company held 12 meetings during the year ended December 31, 1998. Each Director attended at least 75% of the meetings held by the Board and committees of the Board on which he or she served. The functions of the compensation and nominating committees or other standing committees performing similar functions were reserved to the entire Board of Directors.

     The Board of Directors has established an audit committee to assist the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices of the Company. The Committee also oversees the Company's internal audit staff and independent auditors; coordinates communication between the Board of Directors and the internal audit staff and independent auditor; serves as an independent and objective body to review financial information presented by management to shareholders, regulators and the general public; and determines the adequacy of, and adherence to, administrative, operating and internal accounting controls of the Company. The members of the Audit Committee in 1998 were Nancy Bennett, William A. Carr, Charles E. Dalton, Steve Edwards, W. Rutledge Galloway, Myrtle Gillespie, Kirk Oglesby, Robert Rainey, William Sandifer, and Nell W. Smith. The committee met twice in 1998.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by either the Company or the Banks to or on behalf of the Company's Chief Executive Officer and the only other executive officer whose cash compensation exceeded $100,000 for the years ended December 31, 1998, 1997 and 1996.

                           Summary Compensation Table

                                      Annual Compensation
   Name and                           -------------------           All Other
   Principal Position        Year     Salary         Bonus      Compensation(1)
   ------------------        ----     ------         -----      ---------------

   Robert E. Dye, Sr.        1998     $130,170      $13,616          $14,400
     President and Chief     1997     $110,201      $12,820          $12,809
     Executive Officer       1996     $102,141      $ 8,319          $ 8,892

   R. Riggie Ridgeway        1998     $120,708      $10,090          $13,367
     Executive Vice          1997     $106,628      $10,280          $12,592
     President               1996     $ 98,665      $ 6,175          $ 8,916
   ------------------------

     (1) Includes: matching contributions under the Bank's 401(k) Plan during 1998, 1997 and 1996 in the amounts of $3,683, $3,688 and $2,892 for
          Mr. Dye, and $3,522, $3,504 and $2,916 for Mr. Ridgeway; life insurance premiums paid by the Company in 1998 and 1997 of $2,117 and $921 for Mr. Dye, and $1,245 and $888 for Mr. Ridgeway; and directors fees paid to each of Messrs. Dye and Ridgeway in 1998, 1997 and 1996 in the amounts of $8,600, $8,200, and $6,000.

Retirement Benefits

     The Company has entered into Salary Continuation Agreements with each of Robert E. Dye, the Chief Executive Officer, and R. Riggie Ridgeway, the Executive Vice President and Secretary. The agreements provide for payments of benefits to each of Messrs. Dye and Ridgeway commencing at their retirements at age 66 for Mr. Dye and 65 for Mr. Ridgeway or earlier in the event of death or disability. The agreement with Mr. Dye provides for payment of an annual benefit of $35,130 increased by 4% each year between 1998 and Mr. Dye's retirement date. The benefit is payable in monthly installments beginning in the month after Mr. Dye's retirement and continuing for the greater of the life of Mr. Dye or 227 additional months. Each year after the first benefit payment, the benefit will increase by the same percentage as any increase in the consumer price index.

     The agreement with Mr. Ridgeway provides for payment of an annual benefit of $30,029 increased by 4% each year between 1998 and Mr. Ridgeway's retirement date. The benefit is payable in monthly installments beginning in the month after Mr. Ridgeway's retirement and continuing for the greater of the life of Mr. Ridgeway or 239 additional months. Each year after the first benefit payment, the benefit will increase by the same percentage as any increase in the consumer price index.

     In the event either employee's employment with the Company is terminated prior to his retirement for any reason other than death or disability, each agreement provides that a retirement benefit will be paid beginning at normal retirement age based on the amount stated above increased by 4% per year for the actual years such employee worked after 1998.

     In the event either employee's employment with the Company is terminated prior to the employee's retirement age due to disability, the employee will receive an annual benefit after the employee reaches retirement age of between $4,610 and $52,001, in the case of Mr. Dye or between $3,422 and $50,000, in the case of Mr. Ridgeway, subject to adjustment for inflation, based on the length of the employee's service from 1998 to the date of termination of employment. In addition, if the employee's employment is terminated due to disability, he will receive an annual payment from the date of such termination until he reaches retirement age in an amount equal to the before tax equivalent (using the Company's marginal tax rate) of the increase in value of the life insurance policy owned by the Company to fund the benefits under his agreement reduced by the hypothetical cost to the Company of paying interest on the premium for the life insurance policy at a rate equal to the Company's cost of funds.

     In the event that the employee dies while in the employ of the Company, his agreement provides that the employee's beneficiary shall receive an amount between $20,255 and $507,128, in the case of Mr. Dye, and between $12,092 and $498,148, in the case of Mr. Ridgeway. In addition the designated beneficiary of Mr. Dye shall receive an annual benefit calculated in the same way as the pre-retirement age disability payment for a period of years which is 29 in 1998 and reduces 2 years for each year after 1998 to a minimum of 9 years.

     These benefits were funded in 1997 through the purchase of universal life insurance policies on the lives of Messrs. Dye and Ridgeway which are reflected in the Company's balance sheet as other assets. Although the Company plans to use these policies to fund its obligations under the agreements, its obligations are independent of the policies.

Noncompetition, Severance and Employment Agreements

     The Company has entered into a Noncompetition, Severance and Employment Agreement with each of Messrs. Dye and Ridgeway. Mr. Dye's Agreement provides for his employment as Chairman, President and Chief Executive Officer of the Company and Mr. Ridgeway's Employment Agreement provides for his employment as Executive Vice President of the Company. The terms of both Agreements are substantially the same. Each Agreement commenced on August 7, 1995 and is for a term of 2.99 years, which is deemed to extend each day for an additional day automatically without any action by either party. Each Agreement provides for a minimum annual salary, which is to be reviewed annually by the Board of Directors and may, in the sole discretion of the Board be increased, and for the payment of bonuses in accordance with the Company's Incentive Compensation Plan. Each Agreement also provides that the executive will be entitled to any other officer/employee benefits generally provided by the Company to its most highly-ranking executives and to other employees, and to a full-sized automobile and country club dues.

     Either the Company or the executive may, by notice to the other, cause the Agreement to cease to extend automatically and upon such notice, the term will be fixed at 2.99 years following the date of the notice. The Agreements may also be terminated by the Company (i) for cause (as defined in the Agreement), (ii) if the executive becomes disabled, or (iii) upon the executive's death. If the Company terminates the Agreement other than for one of the foregoing reasons and there has been a "change in control", the executive will be entitled to receive immediately the compensation and benefits that would otherwise be payable to him under the Agreement over the 2.99 years subsequent to such termination. Compensation which is not fixed (such as bonus), shall be deemed to be equal to the average of such compensation over the 2.99 year period immediately prior to the termination. For purposes of the Agreements a "change in control" includes
(i) acquisition by any person of 20% of the voting stock of the Company within any 12 month period; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, for any reason cease to constitute at least a majority of the board, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or (iii) consummation of (A) a merger, consolidation or other business combination of the Company with any other person or affiliate, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent at least 67% of the outstanding common stock of the Company immediately after such merger, consolidation or business combination, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (iv) the occurrence of any other event or circumstance not covered by (i) through
(iii) above which the Board determines affects control of the Company. If the Company terminates either such executive other than for cause, disability or death, and there has been no change of control, the executive will be entitled to receive immediately as severance the compensation and benefits provided for under the Agreement for the then remaining term of the Agreement. In the event of termination other than for cause, disability or death, all rights of the executive pursuant to awards of share grants or options granted by the Company will be deemed to have vested and be exercisable, and the executive will be deemed to be credited with service with the Company for the remaining term of the Agreement for purposes of the Company's benefit plans.

     Each such executive may also terminate the Agreement if (i) the Company materially breaches the Agreement and does not cure the breach within 30 days after written notice of the breach; (ii) the executive terminates his employment following a change of control and not for any of the reasons in (iii) below (a "voluntary termination"); or (iii) following a change of control if in the sole judgment of the executive there has been a change in his responsibilities, title, reporting relationships or working conditions, authority or duties, a change in the terms or status of the Agreement, a reduction in his compensation or benefits, a forced relocation out of the Easley area, or a significant increase in his travel requirements (an "involuntary termination"). If the executive terminates his employment because of material breach by the Company of the Agreement which is not cured or because of involuntary termination, he shall be entitled to the same benefits he would receive upon termination by the Company after a change in control other than for cause, disability or death. If the executive terminates the Agreement as a result of a voluntary termination, he will be entitled to receive as severance the compensation and benefits that would otherwise be provided under the Agreement for one year following the date of the voluntary termination. Compensation that is not fixed (such as bonus), shall be deemed equal to the average of such compensation over the five year period immediately prior to the termination. In addition, in the event of termination as a result of material breach of the Agreement by the Company which is not cured or involuntary termination, all of the executive's rights pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and be exercisable, and the executive shall be deemed to be credited with service with the Company for such remaining term for the purposes of the Company's benefit plans.

     If the executive's employment is terminated before a change in control voluntarily by the executive or by the Board of Directors for cause, then the executive agrees for a period of one year not to engage in certain competitive activities against the Company. In the event that the executive's employment is terminated for any reason following a change of control, there will be no limitation on any of executive's activities, including direct competition with the Company or its successor.

     The foregoing are merely summaries of certain provisions of the Salary Continuation Agreements and the Noncompetition Severance and Employment Agreements, and are qualified in their entirety by reference to such Agreements.

Incentive Stock Option Plan

     The 1993 Peoples Bancorporation, Inc. Incentive Stock Option Plan (the "1993 Plan") authorizes options for up to 402,026 shares and provides for the grant of options at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the 1993 Plan. The option exercise price must be at least 100% of the fair market value of the stock on the date the option is granted (or 110% in the case of an option granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company), and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder's Stock Option Agreement and the 1993 Plan. Stock options granted pursuant to the 1993 Plan expire no later than ten years from the date on which they are granted, except in the case of options granted to ten percent shareholders, which expire not later than five years from the date on which they are granted.

     During 1998, 29,925 options to purchase shares of the Company's common stock were granted under the 1993 Plan.

     The following table presents information about the value of options held by Messrs. Dye and Ridgeway under the Plan at December 31, 1998. No options were granted to Mr. Dye or Mr. Ridgeway in 1998, and neither Mr. Dye nor Mr. Ridgeway exercised any options during 1998.

                                          Fiscal Year End Option Values
                                          -----------------------------
                         Number of Securities Under-       Value of Unexercised
                          lying Unexercised Options        In-the-Money Options
                             At Fiscal year End            At Fiscal year End
   Name/Position          Exercisable/Unexercisable    Exercisable/Unexercisable
   -------------          -------------------------    -------------------------

Robert E. Dye,             79,827          79,827      $391,925             0
  President and Chief
  Executive Officer

R. Riggie Ridgeway,        39,916           4,376      $144,300       $20,700
  Executive Vice
  President

Director Compensation

Directors' Fees

     Directors were paid fees of $700 per regular board meeting until October, 1998. Beginning in November 1998, fees were increased to $800 per regular board meeting. Payment of fees is not contingent upon attendance at meetings. The Company paid an aggregate of $103,200 in director fees for 1998.

1997 Non-Employee Director Stock Option Plan

     The 1997 Non-Employee Director Stock Option Plan (the "1997 Plan") authorizes options for up to 176,400 shares and provides for the granting to non-employee directors of options under a non-discretionary formula set forth in the 1997 Plan. The option exercise price of each option must not be less than 100% of the fair market value of the shares of common stock of the Company on the date of grant, and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder's Stock Option Agreement and the 1997 Plan. Stock options granted pursuant to the 1997 Plan expire no later than ten years from the effective date of the 1997 Plan.

     During 1998, options to purchase shares of the Company's common stock were granted under the 1997 Plan at an exercise price of $12.38 per share to the following directors:

                                             Number of
                                          Options Granted
            Name                             in 1997*
            ----                             --------

        Charles E. Dalton                       525
        E. Smyth McKissick, III                 525
        Eugene W. Merritt, Jr.                  525

        *  All options are currently exercisable.

                              CERTAIN TRANSACTIONS

     The Banks have outstanding loans to certain of their directors and executive officers, their associates and members of their immediate families. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Banks, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1998, The Peoples National Bank leased a branch office in Powdersville, South Carolina, from a partnership in which W. Rutledge Galloway, a director of the Company, is a partner. The lease payments during 1998 totaled $35,228. The Peoples National Bank purchased the branch for $476,878 in the first quarter of 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and certain individuals are required to report periodically their ownership of the Company's Common Stock and any changes in ownership to the Securities and Exchange Commission. Based on a review of Section 16(a) reports available to the Company, it appears that all such reports for these persons were filed in a timely fashion during 1998, with the exception of the following: The Company inadvertently failed to timely file an Initial Report of Ownership on Form 3 for William B. West upon his being elected an executive officer of the Company. The report was immediately filed upon discovery of the oversight.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected Elliott, Davis & Company, L.L.P., Certified Public Accountants with offices in Greenville, South Carolina, to serve as the Company's independent certified public accountants for 1999. It is expected that representatives from this firm will be present and available to answer appropriate questions at the annual meeting, and will have the opportunity to make a statement if they desire to do so.

                  AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

     Shareholders may obtain copies of the Company's Annual Report on Form 10-KSB required to be filed with the Securities and Exchange Commission for the year ended December 31, 1998, free of charge by requesting such form in writing from R. Riggie Ridgeway, Secretary, Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640

                                  OTHER MATTERS

     The Board of Directors and management of the Company are not aware of any other matters not referred to in the enclosed proxy that may be brought before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment on such matters. As of the date of the preparation of this Proxy Statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.


                       BY ORDER OF THE BOARD OF DIRECTORS



                       Robert E. Dye
                       Chairman of the Board, President
                       and Chief Executive Officer

March 15, 1999

[x] PLEASE MARK VOTES           REVOCABLE PROXY
    AS IN THIS EXAMPLE    PEOPLES BANCORPORATION, INC.

This proxy is solicited on behalf of the Board of Directors

         The undersigned shareholder(s) of Peoples Bancorporation, Inc., a South Carolina corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 15, 1999, and hereby appoints William B. West and Patricia A. Jensen and each of them, proxies and attorneys-in-fact, with full power to each substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of Peoples Bancorporation, Inc. to be held on Monday, April 12, 1999 at 10:00 a.m., Eastern Time, at Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29540, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on matters set forth below:

1. To elect four (4) directors of the Company to serve a three-year term (except as marked to the contrary below):



     [ ] For    [ ]  Withhold    [ ]  For All Except

         Nominees:
          Garnet A. Barnes, Charles E. Dalton, Robert E. Dye, Sr. and R. Riggie Ridgeway.



INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------

2. In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

     PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR Proposal 1 and as the proxies deem advisable on such other matters as may come before the meeting.

     This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Please be sure to sign and date this Proxy in the box below.           Date



--------------------------------------------------------------------------------
  Stockholder sign above                      Co-holder (if any) sign above

--------------------------------------------------------------------------------
    Detach above card, sign, date and mail in postage paid envelope provided.

                          PEOPLES BANCORPORATION, INC.

                               PLEASE ACT PROMPTLY
                    SIGN, DATE AND MAIL YOUR PROXY CARD TODAY